Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our independent auditors’ report dated April 8, 2012, except for Note 15 as to which the date is May 9, 2013, on the consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2011 and 2010, included in Andain, Inc.'s Form 10-K, into the Company’s previously filed registration statement on Form S-8 (File No. 333-183293).

/s/ Dov Weinstein & Co. C.P.A. (Isr)

Jerusalem, Israel

May 9, 2012